CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

EXHIBIT 14.1

CU BANCORP AND CALIFORNIA UNITED BANK

PRINCIPAL FINANCIAL OFFICERS’

CODE OF ETHICS

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 5/8/2013

Previous Board Approval – 7/1/2012

CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

I.	General Policy Statement

It is the policy of the CU Bancorp and California United Bank (collectively the “Company”) that the Company’s Principal Financial Officers are to conduct business in accordance with the highest ethical standards in order to merit and maintain the complete confidence and trust of its customers, shareholders and the public in general. Principal Financial Officers must conduct their personal affairs and manage their business transactions in a manner which does not result in adverse comments or criticism from the public or in any way damage the Company’s reputation as a responsible financial services organization. This policy addresses the requirement for honest and ethical conduct between personal and professional a relationships, the full, fair and accurate disclosure of reports, compliance with applicable laws, an internal procedure for prompt reporting of violations to this code, and accountability for adherence to this code.

The term “Principal Financial Officer” refers to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions to these Principal Financial Officers.

This Code of Ethics for Principal Financial Officers is intended to supplement the requirements in the Company’s Code of Conduct and other policies that are applicable to all Company officers and employees.

II.	Code of Ethics

a.	Honest and Ethical Conduct. It is the policy of the Company for all Principal Financial Officers to act in an honest and ethical manner, including the handling of actual or apparent conflicts of interest between personal and professional relationships. The Company expects its Principal Financial Officers to use good judgment and high ethical standards and to refrain from any form of illegal, dishonest or unethical conduct. Additionally, Principal Financial Officers may not personally, or cause anyone else to, influence, coerce, manipulate or mislead any accountant or other person engaged in preparing an audit for the Company. Company Principal Financial Officers may not directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead Company’s independent public auditors for the purpose of rendering the financial statements of Company misleading.

b.	Full, Fair, and Timely Disclosure. It is the policy of the Company that Principal Financial Officers provide to shareholders, regulators and financial markets full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to Federal Regulatory Agencies, Securities Exchange Commission, stock exchanges, and other public communications, as applicable. The Company realizes that only though such full, fair, and timely disclosures can shareholders truly analyze the creditability of the Company

c.	Compliance with Applicable Governmental Laws and Regulations. Principal Financial Officers must fully comply with the spirit and intent as well as provisions of all applicable laws, regulations and corporate governance standards.

d.	Ethical Behavior. Principal Financial Officers must proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment. They must respect the confidentiality of information acquired in the course of work performed, except when authorized or otherwise legally obligated to disclose, and not use confidential information for personal advantage.

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 5/8/2013

Previous Board Approval – 7/1/2012

CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

e.	Internal Reporting Of Code Violations. The Company is committed to establishing procedures that will permit the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or accounting matters. The Principal Financial Officers will proactively promote both ethical behavior and compliance with this Code of Ethics. The Company encourages Principal Financial Officers and employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally Principal Financial Officers and other employees should report violations of laws, rules, regulations or codes of business conduct to the Audit Committee. The Company will not permit retaliation against any employee for reports of breaches of this Code of Ethics made in good faith. An anonymous complaint can be made by calling the Company’s General Counsel or the Audit Committee Chairman or calling the Company’s confidential employee message center at 888-568-0380. See also Policy H-102 “Employee Complaint Procedures” for further information.

f.	Administration of the Code of Ethics. It is the responsibility of each Principal Financial Officer to be familiar with the Company’s Principal Financial Officer Code of Ethics and the Company’s other Codes of Ethics, Codes of Conduct and policies. The General Counsel and the Audit Committee is expected to make every reasonable effort to ensure that the Principal Financial Officers comply with the provisions of this Code of Ethics.

g.	Ethics Violations. Principal Financial Officers will be held accountable for adherence to this Code of Ethics. Principal Financial Officers who violate the provisions of the Principal Financial Officer Code of Ethics may be subject to discipline, up to and including but not limited to, dismissal from employment.

III.	DISCLOSURES

a.	Disclosure of Code of Ethics. As an SEC reporting company, the Company is required to make a copy of the Code of Ethics publicly available. The Company may accomplish this by filing its Code as an exhibit to its Annual Report on Form 10-K. Alternatively, the Company may file a copy of its Code on its internet site providing that the Company discloses in its annual report that it intends to file the report on its internet site and provides the website address.

b.	Waivers. Any waiver from this Code may be made only with the prior consent of the Audit Committee. Any material waiver must be disclosed to shareholders on a Form 8-K and filed with the SEC or posted on the Company’s website.

IV.	SIGNATURES

Each of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, as well as any other employees who qualify as Principal Financial Officers under applicable rules and regulations shall acknowledge receipt of this policy and their understanding of the policy in writing. The following is a sample signature page. Management may change the signatories to the signature page without amendment of this policy or Board approval, in the event of personnel changes or additions to the category of Principal Financial Officer, providing that it may not exempt any Principal Financial Officer from his/her obligation to execute the signature page.

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 5/8/2013

Previous Board Approval – 7/1/2012

CU BANCORP & CALIFORNIA UNITED BANK	PFO – CODE OF ETHICS

ACKNOWLEDGEMENT

I acknowledge that I have received and read the CU Bancorp & California United Bank Principal Financial Officer Code of Ethics dated September 8, 2012 and understand my obligations to comply with this Code of Ethics.

I understand that my agreement to comply with this Code of Ethics does not constitute a contract of employment.

David I. Rainer Chief Executive Officer and President	Date

Karen Schoenbaum Chief Financial Officer	Date

Controller	Date

Robert Dennen Chief Accounting Officer	Date

The material is not to be copied, distributed or reproduced in any manner without the express permission of the Company.

Current Board Approval – 5/8/2013

Previous Board Approval – 7/1/2012